BONUS AGREEMENT

This Bonus Agreement ("Agreement") is made as of January 11, 2016 (the "Effective Date") by and between Erick Fernandez ("Employee") and Federated National Holding Company, a Florida corporation ("Company").  The Company and Employee are collectively referred to as the "Parties".

WHEREAS, the Company desires to motivate Employee to take on and meet a high level of performance with respect to Employee's job responsibilities;

WHEREAS, the purpose of this Agreement is to provide financial incentives to Employee who is needed for the successful performance of the Company; and

WHEREAS, the Parties acknowledge that nothing in this Agreement is intended to or shall be interpreted to alter Employee's employment status from that of "at will."

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.       Term of Agreement.  This Agreement will take effect as of the Effective Date set forth above and will continue in full force and effect through December 31, 2016 (the “Termination Date”), unless sooner terminated in accordance with the terms hereof.  Thereafter the Agreement may be subject to renewal for consecutive one (1) calendar year terms, with such changes of terms including amount of bonus payment on or before expiration of a relevant term.  Notwithstanding the foregoing, the Agreement may be terminated during any subsequent term in accordance with the terms hereof.

2.       Criteria for Bonus Payment.  Employee will be eligible for a payment under this Agreement only if Employee satisfies all of the following criteria:

(a)       Employee devotes full effort and diligence to the ongoing business affairs of Company; and

(b)       Employee remains employed by the Company through the Payment Date (as hereinafter defined).

3.       Amount of Bonus Payment.

(a)       The maximum Bonus Payment that Employee is eligible to receive is 0.060% of Net Income as reported in the Company's Quarterly Report Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934, Form 10-Q, filed with the United States Securities and Exchange Commission, for the applicable Payment Date ("Quarterly Report") to be paid on a quarterly basis as provided for in Section 4.

(b)       The Bonus Payment, if any, that shall be paid to Employee on the Payment Date shall be determined on the recommendation and approval of the Company's Chief Executive Officer.  The Bonus Payment may be pro-rated in the Company’s sole discretion if Employee does not hold an employment position eligible for the bonus during an entire quarter.

(c)       Notwithstanding anything to the contrary in Section 3(b), if the total amount of the Bonus Payments paid to Employee during the calendar year is less than $40,000.00,  the Company will pay Employee the difference between $40,000.00 and the total amount of the Bonus Payments by March 31 of the following year, provided that Employee remains employed by the Company on the date the Company pays the additional bonus.

4.       Payment of Bonus Payment.  Subject to satisfaction of the criteria in Section 2, and so long as this Agreement has not been earlier terminated, the Bonus Payment determined in accordance with Sections  3(a)-(b) above shall be paid on or before the second regular pay period following the Company's filing of the applicable Quarterly Report with the United States Securities and Exchange Commission ("Payment Date").  The Bonus Payment made pursuant to this Agreement will, to the extent required by law, be treated as supplemental wages and subject to withholding of applicable income and employment taxes at the IRS rate for supplemental wages.

5.       No Contract of Employment.  The Parties agree that this Agreement is not intended and will not be construed to be an employment contract between the Employee and Company.  Nothing contained in this Agreement shall limit the ability of either Employee or the Company to terminate the employment relationship at will, with or without cause, at any time.

6.       Assignment.  No benefit payable under this Agreement may be assigned, transferred, pledged or otherwise encumbered by Employee, or subjected to any legal process for the payment of any claim against Employee.  Company's rights and obligations under this Agreement may be assigned at the Company's discretion to any successor or assign.  Any successor or assign of Company is authorized to enforce all terms of this Agreement as if the name of such successor or assign replaces Company throughout this Agreement.

7.       Governing Law.  This Agreement shall be governed in all respects by and in accordance with the laws of the State of Florida without regard to its conflict of law provisions.  Company and Employee expressly consent to the personal jurisdiction of the state and federal courts located in the State of Florida for any lawsuit arising from or related to this Agreement, and that any such lawsuit shall be brought in or removed to a state or federal court of competent jurisdiction located in Broward County, Florida.

8.       Entire Agreement.  This Agreement, constitutes the entire agreement between the Parties concerning bonus payments to be made to Employee in connection with Employee's employment by the Company, and replaces all prior agreements, understandings and negotiations (whether oral or written) between the Parties regarding bonuses to be paid in connection with their employment relationship, except in cases where the Chief Executive Officer or Chief Financial Officer authorizes other forms of supplemental wages designated as bonus/commission; such authorized payments will not change the terms of this agreement.

9.       Severability.  If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

10.       Termination/Amendment of Agreement.  The Company may terminate, amend, or modify this Agreement at any time with or without notice.  The Parties agree that any modification or amendment to this Agreement must be set forth in a written document signed by the Company's Chief Executive Officer or Chief Financial Officer.

11.       Costs and Attorneys' Fees.  If Company seeks to enforce any provision in this Agreement in a court of competent jurisdiction and secures any relief, Employee shall pay to Company all costs Company incurs in enforcing this Agreement, including Company's attorney’s fees and court costs.

12.       Waiver of Contractual Right.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13.       Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT OR ANY CLAIMS ARISING OUT OF THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Employee have caused this Bonus Agreement to be executed and delivered duly authorized, all as of the date first written above.

FEDERATED NATIONAL HOLDING
COMPANY

By:	/s/ Michael H. Braun
Name:	Michael H. Braun
Title:	CEO and President

EMPLOYEE

/s/ Erick A. Fernandez
Signature

Erick A. Fernandez
Print Name